Putnam VT Money Market Fund, December 31, 2014, annual report

Shareholder meeting results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, with all funds of the Trust voting together as a single class, as follows:

      Votes for 		Votes withheld

Liaquat Ahamed 			545,333,593 	24,865,496
Ravi Akhoury 			545,906,178 	24,292,911
Barbara M. Baumann 		549,255,821 	20,943,268
Jameson A. Baxter 		548,878,213 	21,320,877
Charles B. Curtis 		548,266,326 	21,932,764
Robert J. Darretta 		548,954,413 	21,244,676
Katinka Domotorffy 		547,720,210 	22,478,879
John A. Hill 			548,926,132 	21,272,957
Paul L. Joskow 			548,318,739 	21,880,351
Kenneth R. Leibler 		549,128,017 	21,071,073
Robert E. Patterson 		548,989,554 	21,209,535
George Putnam, III 		548,805,405 	21,393,685
Robert L. Reynolds 		549,170,754 	21,028,335
W. Thomas Stephens 		548,523,544 	21,675,546

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for 		Votes against 	Abstentions 	Broker non votes

154,124,612 	7,513,528 		11,452,712 	0

A proposal to adopt an Amended and Restated Declaration of Trust was approved with all funds of the Trust voting together as a single class, as follows:

Votes for 		Votes against 	Abstentions 	Broker non votes

507,595,281 	19,452,349 	43,151,459 	0

All tabulations are rounded to the nearest whole number.